UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2022

HEALTHCARE SOLUTIONS MANAGEMENT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-147367	38-3767357
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 School St, Suite 303, Glen Cove NY 11542

(Address of principal executive offices)

(866) 668-2188

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Officers and Director Resignation

On December 27, 2022, Justin Smith was removed as a member of the Board of Directors of Healthcare Solutions Management Group, Inc. (the “Company”) effective immediately.  Mr. Smith was previously appointed on April 15, 2021 as the Executive Chairman and member of the Board of Directors of the Company. Mr. Smith’s removal was as a result of the Company’s desire to reduce costs and increase internal efficiency and was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 9, 2023. Mr. Smith was let go as the Company’s Interim Chief Executive Officer and Interim Chief Financial Officer.  Mr. Smith was previously appointed as the Company’s Interim Chief Executive Officer and  Interim Chief Financial Officer On April 15, 2021. Mr. Smith was let go as a result of the Company’s desire to reduce costs and increase internal efficiency and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 9, 2023, Jonathan Loutzenhiser the Company’s Executive Vice President and a member of the Company’s Board of Directors, agreed to act as the Company’s Interim Chief Executive Officer and Interim Chief Financial Officer.  Jonathan Loutzenhiser, age 36, was previously appointed as Executive Vice President of the Company and a member of the Board of Directors of the Company on April 15, 2021. From 2013 to 2014 Mr. Loutzenhiser worked as a sports agent at Recruiting. From 2015 to 2016, Mr. Loutzenhiser served as the Chief Executive Officer at Mediplex. From 2016 to 2017, Mr. Loutzenhiser was the President of IneedMD. He serves as the Executive Vice President of Healthcare Solutions Holdings, Inc, the Company’s wholly owned subsidiary (“HSH”) and a member of the Board of Directors of HSH since he was appointed to such positions on October 1, 2017 and holds this position to date. Mr. Loutzenhiser graduated from Grace University with a degree in business management in 2012.

Separation and Release Agreement

On February 9, 2023,  the Company entered into a Separation, Release of Claims and Non-Disclosure Agreement (the “Agreement’) with Justin Smith. Pursuant to the Agreement, it was agreed that the investment of $93,933,345.48 (the “Landes Investment”) which was made in HSH, by Landes Capital Management LLC and Landes and Compagnie Trust Prive KB (collectively referred to herein as “Landes”) which Mr. Smith also serves as the Managing Director of, will be returned to Landes in exchange for Landes returning to the Company the 1,000,000 shares of the Company’s common stock  that were issued to Landes in connection to the Landes Investment.

The Agreement also contains a general release by Mr. Smith of the Company as well as its parents, subsidiaries, corporate affiliates, employees, officers, directors, owners, shareholders and agents, individually and in their official capacities. The Agreement also contains a general release by the Company of Mr. Smith.  Additionally, the Agreement also provides that the Company agrees to indemnify Mr. Smith in connection with any litigation arising out of any action, suit or proceeding by reason of his service as an executive with the Company. Further, pursuant to the Agreement, Mr. Smith agreed to keep confidential, the “Confidential Information” of the Company as such term is defined in the Agreement.

Additionally, pursuant to the Agreement, in the event of a material breach by Mr. Smith of any of the provisions of the Agreement, Mr. Smith agreed that the Company will be entitled to seek, in addition to other available remedies, an award for liquidated damages in an amount equal to $100,000.00 for each material breach. Pursuant to the Agreement, the Company agreed that in the event of a material breach by the Company  of any of the provisions of the Agreement, Mr. Smith will be entitled to seek, in addition to other available remedies, an award for liquidated damages in an amount equal to $100,000.00 for each material breach.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 - Financial Statement and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1*	Separation Agreement dated February 9, 2023.
104*	Cover Page Interactive Data File (formatted as Inline XBRL)

_____________

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Solutions Management Group, Inc

Date: February 14, 2023	/s/ Jonathan Loutzenhiser
Jonathan Loutzenhiser Interim Chief Executive Officer and Interim Chief Financial Officer

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